Exhibit 10.1

[FORM OF] Non-EMPLOYEE DIRECTOR Stock Option Agreement
Pursuant to the B&G Foods 2008 Omnibus Incentive Compensation Plan
(Non-Qualified Stock Option)

B&G Foods, Inc. (“B&G Foods” or the “Company”) has granted to [Name] (“you”), an option (the “Option”) to purchase the number of shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”) shown in Section 1(b) below (the “Shares”) at the Exercise Price per share shown in Section 1(e) below.  The Option has been granted pursuant to the B&G Foods 2008 Omnibus Incentive Compensation Plan (as amended, supplemented or otherwise modified from time to time, the “Plan”) and is subject to the terms and conditions of the Plan and this this Stock Option Agreement under the Plan (the “Agreement”). Unless otherwise defined herein, capitalized terms shall have the meanings assigned to them in the Plan.

The details of your Option are as follows:

1.          General Grant Information.

(a)        Grant Date:  June 1, 2016.

(b)        Shares:  [______________].

(c)        Vesting Date:  June 1, 2017.

(d)        Expiration Date:  June 1, 2026.

(e)        Exercise Price:  $43.54.

(f)        Option Type:  Non-Qualified Stock Option (NQSO).

2.          Term.  The term of the Option commences on the Grant Date set forth in Section 1(a) above and, unless it expires earlier due to your Separation from Service as provided in Section 5 below, the Option will expire at the close of business on the Expiration Date set forth in Section 1(d) above.

3.          Vesting.  The Option will become vested and exercisable with respect to all Shares on the Vesting Date set forth in Section 1(c).

4.          Manner of Exercising Option.

(a)         In order to exercise this option with respect to all or any part of the Shares for which the Option is at the time exercisable, you (or in the case of exercise after your death, your executor, administrator, heir or beneficiary, as the case may be) must take the following actions:

(i)         provide the Chief Financial Officer of the Company with written notice on a form approved by the Committee of such exercise, specifying the number of Shares with respect to which the option is being exercised, or provide the Chief Financial Officer of the Company or such third party involved in administering the Plan as the Company may designate from time to time with electronic notice of such exercise, specifying the number of Shares with respect to which the option is being exercised.

(ii)        pay the Exercise Price for the purchased Shares in one or more of the following alternative forms to the extent permitted by applicable laws and regulations:

(A)        full payment at the time the Option is exercised in cash or by certified or bank check payable to the Company’s order;

(B)        by delivery to the Company of other shares of Common Stock, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the Exercise Price (or portion thereof) due for the number of shares being acquired, or by means of attestation whereby you identify for delivery specific shares that have a Fair Market Value on the date of attestation equal to the Exercise Price (or portion thereof) and receive a number of shares equal to the difference between the number of shares thereby purchased and the number of identified attestation shares (a “Stock for Stock Exchange”);

(C)        through a “cashless exercise program” established with a broker;

(D)        by reduction in the number of shares otherwise deliverable upon exercise of such Option with a Fair Market Value equal to the aggregate Exercise Price at the time of exercise;

(E)        by any combination of the foregoing methods; or

(F)        in any other form of legal consideration that may be acceptable to the Committee; and

(iii)        furnish to the Company appropriate documentation that the person or persons exercising the Option, if other than you, have the right to exercise the Option.

(b)        In no event may the Option be exercised for any fractional share.

(c)        Notwithstanding anything in this Agreement to the contrary, in the event of your death within ninety (90) days before the Expiration Date, if your estate or designated beneficiary does not exercise your vested options, then, provided the exercise price of your vested options is less than the then Fair Market Value of the Common Stock on the first business day immediately preceding the Expiration Date, then your estate or designated beneficiary will be deemed to have exercised the vested options on such date and given permission to the Company to effectuate a “cashless exercise” through a broker-dealer sale procedure pursuant to which a broker selected by the Company will be provided irrevocable written instructions to effect the immediate sale of all of the Shares underlying the Option and remit to the Company, out of the sale proceeds, an amount equal to the aggregate Exercise Price payable for the purchased shares plus all applicable federal, state and local income and employment taxes required to be withheld by the Company by reason of such purchase. The remaining sales proceeds will be transferred to your estate or beneficiary, as applicable.

5.          Effect of Separation from Service.

(a)        Retirement, Disability or Death.  If you have a Separation from Service due to retirement, Disability or death, the unexercised and vested portion of the Option will remain exercisable by you or your successors, as the case may be, until the earlier of (i) the end of the 180-day period immediately following your Separation from Service and (ii) the Expiration Date.

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Such portion of the Option shall terminate to the extent not exercised within such period.  Any unvested portion of the Option will immediately terminate and be forfeited upon such Separation from Service.  If you die after your Separation from Service and at a time when all or a portion of the Option remains exercisable, your estate or designated beneficiary can exercise that portion of the option that remains exercisable for the 180-day period following your death (but not beyond the Expiration Date).  Any portion of the option that is not exercised by the end of the 180-day period will automatically terminate and be forfeited.  Notwithstanding the foregoing, special exercise provisions will apply (in accordance with Section 4(c) above) if your death occurs within ninety (90) days before the Expiration Date and your estate or designated beneficiary does not elect to exercise your vested options on or before the first business day immediately preceding the Expiration Date.

(b)        Termination for Cause.  If you have a Separation from Service due to a termination by the Company for Cause, the vested and unvested portions of the Option will immediately expire on the date of such Separation from Service.

(c)        Other Separation from Service.   If you have a Separation from Service as a result of any reason other than retirement, Disability, death or for Cause, any unexercised and vested portion of the Option will remain exercisable until the earlier of the end of the 90-day period immediately following such Separation from Service or the last day of the term of the Option.  Such portion of the Option shall terminate to the extent not exercised within such 90-day period.  Any unvested portion of the Option will terminate and will be forfeited upon such Separation from Service.

6.          Effect of Change of Control.

(a)        Accelerated Vesting.  If a Change in Control, as defined in the Plan, should occur, notwithstanding any provision of the Plan or this Agreement to the contrary, the Option shall become immediately vested and exercisable with respect to 100% of the Shares subject to the Option.  To the extent practicable, such acceleration of vesting and exercisability shall occur in a manner and at a time which allows you the ability to participate in the Change in Control with respect to the shares of Common Stock received.

(b)        Cash-Out.  If a Change in Control should occur, the Committee may, in its discretion, cancel the Option and pay to you an amount equal to the excess, if any, of the Fair Market Value of the Common Stock as of the date of the Change in Control over the Exercise Price of the Option. Notwithstanding the foregoing, if at the time of a Change in Control the Exercise Price of the Option equals or exceeds the price paid for a share of Common Stock in connection with the Change in Control, the Committee may cancel the Option without the payment of consideration therefor.

7.          Other Conditions of Plan Apply.  This Agreement and the option evidenced hereby is subject to all of the remaining terms and conditions of the Plan, including but not limited to the provisions relieving the Company of any obligation to issue Shares until all applicable securities laws have been complied with.  Any inconsistency between this Agreement and the Plan will be resolved in favor of the Plan.  The Plan is administered and interpreted by the Committee, whose determinations are final and binding on all persons concerned.

8.          Taxes and Tax Withholding.  Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains your responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting, or exercise of the Option or the subsequent sale of any Shares

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acquired on exercise; and (b) does not commit to structure the Option to reduce or eliminate your liability for Tax-Related Items.  Prior to the issuance of Shares upon the exercise of the Option, you must make arrangements satisfactory to the Company to pay or provide for any applicable federal, state and local withholding obligations of the Company. You may satisfy any federal, state or local tax withholding obligation relating to the exercise of the Option by any of the following means:

(a)        tendering a cash payment;

(b)        authorizing the Company to withhold shares of Common Stock from the Shares otherwise issuable to you as a result of the exercise of the Option; provided,  however, that no Shares are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or

(c)        delivering to the Company previously owned and unencumbered shares of Common Stock.

The Company has the right to withhold from any compensation paid to you.

9.          No Employment or Service Contract.  This Agreement is not an employment or service contract, and it does not create or evidence any right to employment by or continued service on behalf of B&G Foods.  Unless you have a separate, specific agreement, in writing, expressly on the subject, your service can be terminated by B&G Foods at any time with or without assigning a reason therefor, to the same extent as B&G Foods might have done if the Option had not been granted.

10.          Discretionary Nature of Plan; No Guarantee of Future Awards.  The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Option in this Agreement does not create any contractual right or other right to receive any Options or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of your service with the Company.

11.          No Rights as Stockholder.  You will not be considered a stockholder of the Company with respect to the Shares unless and until you have exercised the option, paid the Exercise Price and the Shares have been duly issued to you.

12.          Transfer Restrictions.  You may not sell, give or otherwise transfer any interest in the Option, except that the Option may be assigned or otherwise transferred by you in the following circumstances: (i) by will or the laws of descent and distribution; (ii) by valid beneficiary designation taking effect at death made in accordance with procedures established by the Committee; or (iii) by gift to members of your immediate family.  Any Option held by a transferee will continue to be subject to the same terms and conditions that were applicable to the Option immediately prior to the transfer, except that the Option will be transferable by the transferee only by will or the laws of descent and distribution and may be exercised only by the transferee.  For purposes of the above, “immediate family” means your children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, siblings (including half brother and sisters), nieces, nephews, in-laws, including adoptive relationships, any person sharing your household (other than a tenant or employee), a trust in which these persons have the sole beneficial ownership, a foundation in which you or these persons control the management of assets, and any other entity in which you or these persons own 100% of the voting interests.  In addition, any transfer of the Option to an immediate family member is subject to the following conditions:  (a) you must immediately provide notice to the Company of such transfer and provide such information about the transferee as the Company may request (including, but not limited to, name of transferee, address of transferee, and taxpayer identification number); (b) he transferee may not make any subsequent transfer (except by will or the laws of descent and distribution); (c) any Shares issued to a transferee upon exercise may bear such

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legends as deemed appropriate by the Company; (d) the Company has no obligation to deliver any Shares following an exercise until all applicable withholding taxes are satisfied; (e) you agree to deliver a copy of this Agreement, including any amendments thereto, to the transferee. Any attempted assignment or other transfer by you or your successor in interest after your death of any interested in the Option other than as permitted above may immediately become null and void and of no further validity, at the discretion of the Committee.

13.        Notices.  Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Corporate Secretary of the Company at the Company's principal corporate offices.  Any notice required to be delivered to you under this Agreement shall be in writing and addressed to you at your address as shown in the records of the Company.  Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

14.        Governing Law.  To the extent that federal laws do not otherwise control, the validity and construction of this Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, but without giving effect to the choice of law principles thereof.

15.        Severability and Interpretation.  If any provision of this Agreement is held invalid by a court of competent jurisdiction, then the remaining provisions shall nonetheless be enforceable in accordance with their terms.  Further, if any provision is held to be overbroad as written, then such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and shall be enforced as amended.

16.        Counterparts.  This Agreement may be executed in one or more counterparts all of which together shall constitute but one instrument.

B&G Foods, Inc.		[Name]

By:
Name:
Title:

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